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                                                                    EXHIBIT 4(c)


                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                                  AND RIGHTS OF
                      CLASS A COMMON STOCK, $.01 PAR VALUE

                                       OF

                               CONCEPTRONIC, INC.


     Conceptronic, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of said corporation, and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code of 1953, said Board of Directors adopted a resolution providing for as follows:

     RESOLVED, that the Board of Directors does hereby create, establish and authorize the issuance of a new class of the Company's Common Stock and does hereby fix the designation, rights, preferences, amounts payable in the event of voluntary or involuntary liquidation, qualifications and restrictions of said class as follows:

               (1) the designation of said new series of the Company's Common Stock shall be "Class A Common Stock", and each share of Class A Common Stock shall be equal to every other share of Class A Common Stock in every respect;

               (2) the Class A Common Stock is hereby authorized to be issued in the amount of 4,000,000 shares;

               (3) each share of the Class A Common Stock shall be entitled to participate on a share-for-share basis with the Com-

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          pany's Common Stock in dividends, distributions upon
          liquidation and on all matters submitted to a vote of the shareholders other than those matters involving (i) the sale or other disposition of assets of the Company or (ii) the election of directors of the Company;

               (4) the shares of Class A Common Stock shall be converted into shares of the Company's Common Stock on the date which is six months from the date of issuance of the Class A Common Stock (the "Conversion Date"). At the Company's option, the Conversion Date shall be extended for a period of not more than two months if, on the originally scheduled Conversion Date, the Company has entered into a definitive agreement for, but has not consummated, the sale of its conveyorized forced convection oven product line (the "Forced Conveyorized Oven Line") and/or its rework systems product line (the "Rework Systems Product Line"). The Company shall exercise this option by giving written notice to the holders of the Class A Common Stock no later than five days prior to the Conversion Date;

               On the Conversion Date, each share of Class A Common Stock shall be converted into one share of Common Stock. Notwithstanding the foregoing, in the event that the Company shall consummate the sale of its Forced Conveyorized Oven Line and/or its Rework Systems Product Line on or prior to the Conversion Date (as it may be extended by the Company as provided above), the conversion rate shall be adjusted so that each share of Class A Common Stock shall be converted into that number of shares of Common Stock of the Company equal to $3.00 divided by the greater of (i) $3.00 or (ii) the net book value per share of the Common Stock of the Company as of the last day of the fiscal quarter immediately preceding the Conversion Date adjusted to (a) reflect the sale of the Forced Conveyorized Oven Line and/or the Rework Systems Product Line (including all transaction costs and taxes paid or payable with respect thereto) and (b) not give effect to any outstanding Class A Common Stock or the proceeds of the offering of the Class A Common Stock, all determined in accordance with generally accepted accounting principles, consistently applied. No fractional shares of Common Stock shall be issued by the Company upon the conversion of the shares of Class A Common Stock and any fractional amount shall be paid to the holder in cash at a share price based on the average of the closing bid and asked

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          price of the Common Stock on the over-the-counter market on the Nasdaq SmallCap Market on the Conversion Date.


     IN WITNESS WHEREOF, Conceptronic, Inc. has caused this certificate to be signed by Rainer H. Bosselmann, its Chairman of the Board and Chief Executive Officer, this 15th day of November 1996.

                                                   CONCEPTRONIC, INC.


                                                   By:/s/ Rainer H. Bosselmann
                                                      ------------------------
                                                      Rainer H. Bosselmann
                                                      Chairman of the Board and
                                                      Chief Executive Officer